                                  SCHEDULE 14A
                                   (RULE 14A)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement             / /  CONFIDENTIAL, FOR USE OF THE
                                                  COMMISSION ONLY (AS PERMITTED
                                                  BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/X/  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          WENDY'S INTERNATIONAL, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

    LAWRENCE E. SCHAUF, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:
               Not Applicable

 (2) Aggregate number of securities to which transaction applies:
               Not Applicable

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
               Not Applicable

 (4) Proposed maximum aggregate value of transaction:
               Not Applicable

 (5) Total fee paid:
               Not Applicable

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid:
               Not Applicable

 (2) Form, Schedule or Registration Statement No.:
               Not Applicable

 (3) Filing Party:
               Not Applicable

 (4) Date Filed:
               Not Applicable

--------------------------------------------------------------------------------

PROXY STATEMENT

WENDY'S
INTERNATIONAL,
INC.

[LOGO]

      CONTENTS

      Notice of Annual Meeting of Shareholders
   1  Proxy Statement
   1  Voting Securities and Principal Holders Thereof
   3  Election of Directors
   5  Committees of Directors
   7  Compensation of Management
   7  Summary Compensation Table
   8  Options Granted in Last Fiscal Year
   9  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
  10  Report of the Compensation Committee on Executive Compensation
  16  Comparison of Five-Year Total Return for Wendy's International, Inc., the Restaurants Index
        and the S&P 500 Index
  17  Executive Agreements
  20  Certain Transactions Involving Management
  22  Selection of Independent Public Accountants
  22  Other Matters
      Map to Wendy's Annual Meeting

WENDY'S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256

--------------------------------------------------------------------------------
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     To the Shareholders of Wendy's International, Inc.:

     Notice is hereby given that the Annual Meeting of Shareholders of Wendy's International, Inc. (the "Company") will be held at the Fawcett Center for Tomorrow, The Ohio State University, 2400 Olentangy River Road, Columbus, Ohio 43210, on Monday, May 1, 1995, at 10:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

       1. To elect four Directors, each for a term of three years.

       2. To ratify the selection of Coopers & Lybrand L.L.P. as the independent public accountants of the Company for the current year.

       3. To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 6, 1995 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT
     You are urged to date, sign and promptly return the enclosed Proxy so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of such Proxy does not affect your right to vote in person in the event you attend the meeting. You are cordially invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed form of Proxy.

                                                /s/ LAWRENCE E. SCHAUF

                                                    LAWRENCE E. SCHAUF
                                                        Secretary

Dublin, Ohio
March 8, 1995

WENDY'S INTERNATIONAL, INC.
P.O. Box 256
Dublin, Ohio 43017-0256
(614) 764-3100

--------------------------------------------------------------------------------
PROXY STATEMENT

     The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Monday, May 1, 1995, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company.
     Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing or in open meeting. Unless otherwise specified, all properly executed Proxies received by the Board of Directors will be voted "FOR" the election as Directors of the nominees listed below under "ELECTION OF DIRECTORS" and "FOR" the ratification of the selection of independent public accountants.

     Solicitation of Proxies may be made by mail, personal interview, telephone and telegraph by Officers, Directors and regular employees of the Company. In addition, the Company has retained, at an estimated cost of $10,000 plus reasonable outside expenses, Georgeson & Co., a firm specializing in proxy solicitation. All costs of solicitation will be borne by the Company. This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 15, 1995.

--------------------------------------------------------------------------------
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

     The total number of outstanding shares entitled to vote at the meeting is 101,848,409 and only shareholders of record at the close of business on March 6, 1995, are entitled to notice of and to vote at said meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting must so notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute his votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information (based upon filings with the Securities and Exchange Commission) with respect to the persons known to the Company to own beneficially more than five percent of the outstanding common shares of the Company as of March 6, 1995:

                                                         (3) AMOUNT AND
                                                            NATURE OF
    (1) TITLE OF          (2) NAME AND ADDRESS OF          BENEFICIAL          (4) PERCENT OF
        CLASS                 BENEFICIAL OWNER              OWNERSHIP               CLASS
---------------------   ----------------------------    -----------------     -----------------
Common shares           R. David Thomas                     5,993,570(a)              5.9%
                        P.O. Box 256
                        Dublin, Ohio 43017
Common shares           SunTrust Banks, Inc.(b)             6,207,112(c)              6.1%
                        25 Park Place, N.E.
                        Atlanta, Georgia 30303

                                                         (3) AMOUNT AND
(1) TITLE OF          (2) NAME AND ADDRESS OF          NATURE OF BENEFICIAL
    CLASS                 BENEFICIAL OWNER                  OWNERSHIP       (4) PERCENT OF CLASS
---------------------   ----------------------------    -----------------     -----------------
Common shares           Mutuelles AXA(d)                    6,212,484(e)              6.1%
                        101-100 Terrasse Boieldieu
                        92042 Paris LaDefense France
                        AXA(d)
                        23, Avenue Matignon
                        75008 Paris France
                        The Equitable Companies
                        Incorporated(d)
                        787 Seventh Avenue
                        New York, New York 10019

---------
(a) Includes common shares in which Mr. Thomas has shared voting and investment power.

(b) The shares are held by one or more bank subsidiaries of Sun Banks, Inc., Third National Corporation and Trust Company of Georgia, subsidiaries of SunTrust Banks, Inc., in various fiduciary and agency capacities. SunTrust Banks, Inc. and such subsidiaries disclaim any beneficial interest in such shares.

(c) The reporting persons have sole voting power with respect to 5,004,077 shares, shared voting power with respect to 5,660 shares, sole investment power with respect to 5,995,862 shares and shared investment power with respect to 135,800 shares.

(d) The shares are held by Mutuelle AXA, AXA and The Equitable Companies Incorporated ("The Equitable"). Mutuelles AXA is a group comprised of the following entities: Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle. The shares reported by The Equitable are held by various of its subsidiaries primarily for client discretionary accounts.

(e) The reporting persons have sole voting power with respect to 4,899,459 shares, shared voting power with respect to 138,800 shares, sole investment power with respect to 6,212,234 shares and shared investment power with respect to 250 shares. Of such shares, 538,619 shares are issuable upon conversion of convertible Debentures.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth as of March 6, 1995, certain information with respect to the Company's common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, the Executive Officers named in the Summary Compensation Table set forth on page 7 of this Proxy Statement and by all Directors and Executive Officers as a group:

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                      (3) AMOUNT AND
                                                         NATURE OF
                         (2) NAME OF BENEFICIAL         BENEFICIAL          (4) PERCENT OF
 (1) TITLE OF CLASS               OWNER              OWNERSHIP (A)(B)            CLASS
---------------------   -------------------------    -----------------     -----------------
(All of these are       R. David Thomas                  5,993,570                5.9%
common shares.)         James W. Near                    1,445,913                1.4%
                        John K. Casey                      205,229                 .2%
                        Gordon F. Teter                    269,438                 .3%
                        Ronald E. Musick                   232,865                 .2%
                        W. Clay Hamner                       8,919                 --
                        Ernest S. Hayeck                       500                 --
                        Janet Hill                           1,200                 --
                        Thomas F. Keller                     1,332                 --
                        Fielden B. Nutter, Sr.              40,882                 --
                        James V. Pickett                    48,882                 --

                                                      (3) AMOUNT AND
                                                         NATURE OF
                         (2) NAME OF BENEFICIAL         BENEFICIAL          (4) PERCENT OF
 (1) TITLE OF CLASS               OWNER              OWNERSHIP (A)(B)            CLASS
---------------------   -------------------------    -----------------     -----------------
                        Frederick R. Reed                      100(c)              --
                        Thekla R. Shackelford               13,310                 --
                        Charles W. Rath                     92,974                 .1%
                        Edwin L. Ourant                     12,445                 --
                        All Directors and                9,102,308                8.9%
                        Executive Officers as a
                        group (27 persons)

---------
(a) The amounts reflected in this table include common shares in which there is shared voting and investment power.

(b) Includes options exercisable within 60 days following March 6, 1995.

(c) Mr. Reed became a Director on February 23, 1995.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the Securities and Exchange Commission.

--------------------------------------------------------------------------------

ELECTION OF DIRECTORS

The Board of Directors has designated the following nominees for election as Directors of the Company with their terms to expire in 1998:

                   DIRECTORS AND THEIR                                       DIRECTOR
                  PRINCIPAL OCCUPATIONS                          AGE          SINCE
---------------------------------------------------------        ---         --------
R. David Thomas (1)......................................        62            1969
  Senior Chairman of the Board and Founder
John K. Casey (2)........................................        62            1988
  Vice Chairman and Chief Financial Officer
Ernest S. Hayeck (2).....................................        70            1993
  Retired Judge
  Trial Court of Massachusetts
Janet Hill (2)...........................................        47            1994
  Vice President, Alexander & Associates, Inc.
  Washington, D.C.

The following Directors will continue to serve after the 1995 Annual Meeting:

TERMS EXPIRING IN 1996
----------------------
Thekla R. Shackelford (1)................................        60            1984
  Owner, School Selection Consulting
  Gahanna, Ohio
Ronald E. Musick (2).....................................        54            1987(3)
  Executive Vice President
W. Clay Hamner (1)(2)....................................        49            1987
  Chairman and Chief Executive Officer,
  Montrose Capital Corporation and The Pantry, Inc.
  Durham, North Carolina

                               3

                                                                             DIRECTOR
TERMS EXPIRING IN 1996                                           AGE          SINCE
----------------------                                           ---         --------
Gordon F. Teter (2)......................................        51            1990
  President, Chief Executive Officer and
  Chief Operating Officer
Frederick R. Reed, Esq...................................        46            1995
  Partner, Vorys, Sater, Seymour and Pease
  Cincinnati, Ohio

TERMS EXPIRING IN 1997
----------------------
Fielden B. Nutter, Sr. (2)...............................        70            1980
  President, F.B. Nutter Leasing Co.
  Pompano Beach, Florida;
  Chairman and Chief Executive Officer,
  John Henry Rock Drills, Inc.
  Belle, West Virginia
James W. Near (2)........................................        56            1981
  Chairman of the Board
James V. Pickett (2).....................................        53            1982
  Chairman, The Pickett Companies;
  Managing Director of the real estate investment
  group of Banc One Capital Corporation
  Dublin, Ohio
Thomas F. Keller (1).....................................        63            1991
  Dean and R.J. Reynolds Professor
  of Business Administration,
  Fuqua School of Business,
  Duke University
  Durham, North Carolina

---------
(1) Mr. Thomas serves as a director of Clinton Gas Systems, Inc.; Mrs. Shackelford serves as a director of Banc One Corporation and FIserv, Inc.; Mr. Hamner serves as a director of Vista Resources, Inc. and Interstate/Johnson Lane, Inc.; and Mr. Keller serves as a director of Ladd Furniture Company, Hatteras Income Securities, Inc., Nations Funds, Inc., Nations Fund Trust, Mentor Growth Fund, Monk-Austin, Inc., American Business Products, Cambridge Investment Trust and Welbilt Corporation.

(2) Mr. Casey was Senior Vice President of the Company from February 20, 1984 to August 12, 1986, at which time he became Executive Vice President. Mr. Casey became Executive Vice President - Finance and Administration, on December 23, 1987. He assumed his current position on February 18, 1991.

    Judge Hayeck was a Trial Court Justice for the State of Massachusetts, from January 27, 1970 until he retired on January 26, 1993. Judge Hayeck was awarded the American Bar Association Franklin N. Flaschner Judicial Award in 1992. He is also a faculty member of the National Judicial College. He became a Director of the Company on February 8, 1993.

    Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm.

    Mr. Musick was Vice President, Secretary and Treasurer of Sisters International, Inc. from March 27, 1981 to October 12, 1982. He was Senior Vice President, Secretary and Treasurer of Sisters International, Inc. from October 12, 1982 to March 31, 1987. Mr. Musick was Senior Vice President of the Company from October 28, 1986 to August 1, 1991, at which time he assumed his current position.

    Mr. Hamner became Chairman and Chief Executive Officer of The Pantry, Inc. on July 11, 1994. The Pantry, Inc. is a convenience store chain. Montrose Capital Corporation is a private investment company.

    Mr. Teter was President of Casa Lupita Restaurants and Executive Vice President of its parent company, Ponderosa, Inc., from 1985 to May, 1987. Mr. Teter became a Senior Vice President of the Company in September, 1987, and Executive Vice President in February, 1988. He became President and Chief Operating Officer on February 18, 1991. He added the title of Chief Executive Officer on January 1, 1995.

    Mr. Nutter became President of F.B. Nutter Leasing Co. in 1981. He was President of Pinnacle Industries, Inc. from October, 1986 until that company finished development of a coal mining facility in 1991. He was Chairman and Chief Executive Officer of Kare Electronics, Inc. from December, 1988 until June 1, 1993, when that company was dissolved. Mr. Nutter has been Chairman and Chief Executive Officer of Dickirson Drills, Inc. since April, 1992. He assumed his current position with John Henry Rock Drills, Inc. on September 1, 1993. F.B. Nutter Leasing Co. is a real estate leasing and management company. Kare Electronics, Inc. distributed electronic monitoring devices. Dickirson Drills, Inc. manufactures rotary blast hole drills. John Henry Rock Drills, Inc. manufactures hydraulic rock drills.

    Mr. Near was President and Chief Operating Officer of Sisters
    International, Inc. from 1981 until August 12, 1986, when he assumed the position of President and Chief Operating Officer of the Company. He was Chief Executive Officer from February 21, 1989 until January 1, 1995. Mr. Near became Chairman of the Board on February 18, 1991.

    Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. Due to declining economic conditions, certain of the companies which comprise The Pickett Companies filed a petition under Chapter 11 of the United States Bankruptcy Code on February 1, 1991. A consolidated plan of reorganization was filed on December 30, 1991 and approved by the bankruptcy court on April 19, 1992. Mr. Pickett became the Managing Director of the real estate investment group of Banc One Capital Corporation on February 1, 1993.

    Each of the other Directors has had the same principal occupation and employer during the past five years as set forth in this table.

(3) Mr. Musick was a Director of the Company from 1970 to 1981.

Unless otherwise directed, the persons named in the Proxy will vote the Proxies for the election of Messrs. Thomas, Casey, Hayeck and Mrs. Hill as Directors of the Company, each to serve for a term of three years and until their successors are elected and qualified. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company's Code of Regulations, the four nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

--------------------------------------------------------------------------------
COMMITTEES OF DIRECTORS

A total of nine meetings of the Board of Directors of the Company were held during 1994. No Director attended less than 75 percent of the aggregate of (1) the total number of meetings of the Board of Directors, and (2) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director.

The Board of Directors has an Audit Committee, a Board Membership Committee and a Compensation Committee.

The members of the Audit Committee are Messrs. Keller (Chairman), Hamner, Hayeck and Pickett. Mr. Arthur I. Vorys was a member of the Committee until he retired as a Director effective January 13, 1995. The Committee met four times during 1994. Its function is to review the accounting and financial reporting practices of the Company and the adequacy of the Company's system of internal control, to review the scope and adequacy of internal audit activities and the work of the Company's independent Certified Public Accountants, and to recommend to the Directors a firm of accountants to serve as the Company's independent Certified Public Accountants.

The members of the Board Membership Committee are Messrs. Pickett (Chairman), Hamner, Near, Thomas and Mrs. Shackelford. Mr. Vorys was also a member of this Committee until he retired as a Director effective January 13, 1995. The Committee met twice during 1994. Its function is to recommend candidates for membership to the Board of Directors. The Board Membership Committee will consider nominees recommended by shareholders, provided that the names of such nominees are submitted in writing, not later than November 15, 1995, to James V. Pickett, in care of R. David Thomas, P. O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Committee members.

The members of the Compensation Committee are Mr. Nutter (Chairman), Mrs. Shackelford and Mrs. Hill. Mrs. Hill succeeded Mr. Hamner as a member of this Committee effective November 3, 1994. The Compensation Committee met three times during 1994. The Compensation Committee's function is to examine the levels and methods of compensation employed by the Company with respect to the individuals named or to be named in the Company's proxy statement, to review and evaluate alternative and additional compensation programs for these individuals, and to make recommendations to the Board of Directors on such matters. Until February 22, 1994, the Compensation Committee also recommended to the full Board of Directors those employees to whom stock options should be granted pursuant to the Company's stock option plans, recommended to the full Board of Directors the terms and conditions of such stock options, and made administrative decisions as provided in the Company's stock option plans.

Effective February 22, 1994, the Compensation Committee was delegated the authority to make all decisions regarding the individuals to whom options are to be granted under the Company's stock option plans, and the timing, pricing, number of options to be granted and the other terms of such grants. In addition, effective February 22, 1994, the Compensation Committee was delegated the authority to adopt one or more cash bonus plans which will qualify compensation paid thereunder as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code of 1986, as amended, and to implement and administer such plans.

In addition to the three committees set forth above, the Board of Directors has an Executive Committee and a Finance Committee.

Directors who are not employees of the Company are paid $7,000 quarterly, plus $1,500 for each Board meeting and $1,000 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each such meeting. Meetings of the Audit and Compensation Committees are qualified meetings, together with any special committees established from time to time.

Directors who are not employees of the Company also receive grants of stock options under Part II of the Company's 1990 Stock Option Plan. Each Director who is not an employee of the Company receives an annual grant of options to purchase 1,100 common shares. The option exercise price is 100% of the fair market value of the Company's common shares on the date of grant. Options are granted on the date on which the regularly scheduled Board meeting is held during the Company's third fiscal quarter. Each option is granted for a period of 10 years. 25% of the options granted each year become exercisable on each of the first four anniversaries of the grant date for such options.

--------------------------------------------------------------------------------

COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company's last three fiscal years.
                                     SUMMARY COMPENSATION TABLE
                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                             ANNUAL COMPENSATION         SECURITIES       ALL OTHER
      NAME AND PRINCIPAL                   ------------------------      UNDERLYING      COMPENSATION
           POSITION               YEAR     SALARY ($)     BONUS ($)     OPTIONS (#)         ($)(1)
------------------------------    -----    ----------     ---------     ------------     ------------
James W. Near,                     1994      657,769       850,114         139,947           6,085
Chairman of the                    1993      618,808       708,251         140,746           6,179
Board and Chief                    1992      578,462       650,000         150,717           6,366
Executive Officer (2)

R. David Thomas,                   1994      798,214(3)    425,058         378,974           7,637
Senior Chairman of                 1993      736,674(3)    287,500               0           6,179
the Board and                      1992      713,183(3)    278,125               0           6,366
Founder

Gordon F. Teter,                   1994      436,865       536,308          82,398           6,085
President and Chief                1993      395,577       476,915          82,401           6,179
Operating Officer (4)              1992      367,308       346,563          79,720           6,366

John K. Casey,                     1994      336,385       449,624          60,535           5,024
Vice Chairman and                  1993      316,462       398,653          60,956           6,179
Chief Financial Officer            1992      296,154       332,500          63,924           6,366

Edwin L. Ourant,                   1994      277,288       309,946          45,106           6,085
Executive Vice                     1993      262,346       277,315          45,423           6,179
President and                      1992      240,866       229,525          55,428           6,366
President - Wendy's
Restaurants of Canada Inc. (5)

Charles W. Rath,                   1994      260,673       306,196          38,079           6,085
Executive Vice                     1993      245,673       273,747          38,477           6,179
President                          1992      232,308       230,662          40,428           6,366

---------
(1) The amounts shown in this column for each named Executive Officer consist of
    (i) aggregate contributions or other allocations to the Company's defined contribution plans of $3,689, $3,239 and $3,426 made in 1994, 1993 and 1992, respectively; and (ii) executive health insurance premiums paid by the Company for coverage for the named Executive Officers as follows:

                 NAME                  1994       1993       1992
                 ----                 ------     ------     ------
    Mr. Near......................    $2,396     $2,940     $2,940
    Mr. Thomas....................    $3,948     $2,940     $2,940
    Mr. Teter.....................    $2,396     $2,940     $2,940
    Mr. Casey.....................    $1,335     $2,940     $2,940
    Mr. Ourant....................    $2,396     $2,940     $2,940
    Mr. Rath......................    $2,396     $2,940     $2,940

(2) Mr. Near was Chief Executive Officer until January 1, 1995.

(3) The amounts shown in this column for Mr. Thomas include payments made to Mr. Thomas for services rendered as the principal spokesman in the Company's television and radio commercials (the "Advertising Payments") in the amounts of $273,637, $241,097 and $248,183 in 1994, 1993 and 1992, respectively. Mr.
    Thomas was paid for these services at the minimum rate permitted by

                               7

    applicable union contract provisions. The Advertising Payments were not acted on by the Compensation Committee since they were not made for services rendered by Mr. Thomas in his capacity as an Executive Officer. The Advertising Payments are therefore not included in the compensation data set forth in the section of this Proxy Statement entitled "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION" (which begins on page 10).

(4) Mr. Teter assumed the duties of Chief Executive Officer on January 1, 1995.

(5) Mr. Ourant was Executive Vice President and President - Wendy's Restaurants of Canada Inc. until January 1, 1995, at which time he assumed the title of Vice President and Senior Adviser.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to each of the named Executive
Officers.
                               OPTIONS GRANTED IN LAST FISCAL YEAR

                                        INDIVIDUAL GRANTS
------------------------------------------------------------------------------------------------
                                    NUMBER OF         % OF TOTAL
                                    SECURITIES         OPTIONS
                                    UNDERLYING        GRANTED TO        EXERCISE                       GRANT DATE
                                     OPTIONS         EMPLOYEES IN        PRICE         EXPIRATION     PRESENT VALUE
             NAME                 GRANTED (#)(1)     FISCAL YEAR      ($/SHARE)(2)        DATE            $(3)
             ----                 --------------     ------------     ------------     ----------     -------------
James W. Near.................        139,947             5.61%         $ 15.375          8/8/04       $   751,515
R. David Thomas...............        270,000(4)         10.82%         $18.0625         2/23/04       $ 1,701,000
                                      108,974             4.36%         $ 15.375          8/8/04       $   585,190
Gordon F. Teter...............         82,398             3.30%         $ 15.375          8/8/04       $   442,477
John K. Casey.................         60,535             2.42%         $ 15.375          8/8/04       $   325,073
Edwin L. Ourant...............         45,106             1.80%         $ 15.375          8/8/04       $   242,219
Charles W. Rath...............         38,079             1.52%         $ 15.375          8/8/04       $   204,484

---------
(1) Except for one grant of options to Mr. Thomas (see footnote 4), 25% of the options listed in this column become exercisable on August 9, 1995. An additional 25% becomes exercisable each successive August 9. These exercise dates may be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company's various stock option plans. If the Executive Officer's employment is terminated for any reason other than death, disability or retirement, the options will be canceled as of the date of such termination. If the Executive Officer's employment is terminated by reason of his death or disability, the options will become immediately exercisable and may be exercised at any time during the 12-month period after his death or date of becoming disabled, subject to the stated term of the options. If the Executive Officer's employment is terminated by reason of his retirement, the options may be exercised during the 48-month period after the retirement date, subject to the stated term of the options.

(2) The exercise price is the mean of the high and low prices at which common shares of the Company are traded on the New York Stock Exchange on the date of grant.

(3) All values shown are pre-tax. Values shown were calculated using the Black-Scholes option pricing model and the following assumptions: expected volatility .196; risk-free rate of return 7.32%; dividend yield 1.32%; and an expected time of exercise of seven years. No adjustments were made for the non-transferability of the options or for the risk of forfeiture. The Company is not aware of any model which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in the market price of the Company's common shares above the market price on the date of grant. If such increase occurs, all shareholders will benefit commensurately. If no increase in the market price occurs, optionees will realize no value from stock options.

(4) 25% of these options became exercisable on February 24, 1995. An additional 25% becomes exercisable each successive February 24. The other material terms of the options are as set forth in footnote 1 above.

The following table sets forth information regarding each individual exercise of stock options made during the last fiscal year by each of the named Executive
Officers.

                                         AGGREGATED OPTION EXERCISES
                                             IN LAST FISCAL YEAR
                                      AND FISCAL YEAR-END OPTION VALUES
                                                                                            VALUE OF
                                                              NUMBER OF                    UNEXERCISED
                                                        SECURITIES UNDERLYING         IN-THE-MONEY OPTIONS
                                                         UNEXERCISED OPTIONS           AT FISCAL YEAR-END
                       SHARES                          AT FISCAL YEAR-END (#)               ($)(1)(2)
                    ACQUIRED ON    VALUE REALIZED    ---------------------------   ---------------------------
       NAME         EXERCISE (#)       ($)(1)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
       ----         ------------   ---------------   -----------   -------------   -----------   -------------
James W. Near......     8,334         $  79,006       1,069,848       361,133      $7,720,925      $ 383,724
R. David Thomas....         0         $       0               0       378,974      $        0      $       0
Gordon F. Teter....         0         $       0         184,586       205,024      $  903,013      $ 201,459
John K. Casey......    65,191         $ 597,222         100,801       156,081      $  327,097      $ 166,299
Edwin L. Ourant....    75,751         $ 581,508          11,355       119,430      $        0      $ 130,918
Charles W. Rath....         0         $       0          90,974        99,579      $  518,252      $ 110,244

---------

(1) All values as shown are pre-tax.

(2) Based on the fiscal year-end closing price of $14.375 per share.

The following table sets forth the estimated total retirement benefit that would be payable to Executive Officers (and other officers) from the qualified and supplemental retirement plans combined of the Company.

                                                   ESTIMATED ANNUAL PENSION PAYABLE AT AGE
                                                                     65,
 FINAL AVERAGE                                     BASED ON YEARS OF SERVICE INDICATED (1)
 COMPENSATION                                      ----------------------------------------
   AT AGE 60                                          5            10        15 OR MORE (2)
---------------                                    --------     --------     --------------
$100,000.........................................  $ 16,667     $ 33,333        $ 50,000
$150,000.........................................  $ 25,000     $ 50,000        $ 75,000
$200,000.........................................  $ 33,333     $ 66,667        $100,000
$250,000.........................................  $ 41,667     $ 83,333        $125,000
$300,000.........................................  $ 50,000     $100,000        $150,000
$400,000.........................................  $ 66,667     $133,333        $200,000
$500,000.........................................  $ 83,333     $166,667        $250,000
$600,000.........................................  $100,000     $200,000        $300,000
$700,000.........................................  $116,667     $233,333        $350,000
$800,000.........................................  $133,333     $266,667        $400,000
$900,000.........................................  $150,000     $300,000        $450,000
$1,000,000.......................................  $166,667     $333,333        $500,000
$1,100,000.......................................  $183,333     $366,667        $550,000
$1,200,000.......................................  $200,000     $400,000        $600,000

---------
(1) Based on benefits commencing at age 65 and the employee continuing employment with the Company or its subsidiaries until age 65.

(2) The amount of the benefit payable at age 65 would not exceed the amount shown in this column even if the employee had more than 15 years of service.

The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. Mr. Thomas is the sole remaining participant in a fourth plan, and he does not continue to accrue benefits under that plan. The table set forth above shows the estimated total retirement benefits that would be payable from all plans combined.

The benefits listed in the above table are based on final average compensation at age 60 for a participant, with termination of employment and payments commencing at age 65. Final average compensation is one-fifth of the highest aggregate compensation received during five consecutive calendar years within the last 10 complete calendar years of employment preceding the participant's attainment of age 60. "Compensation" for purposes of the retirement plans is defined as the sum of all amounts includable for W-2 purposes and paid by the Company to an employee and amounts of pay reduced in accordance with an arrangement established by the Company which qualifies under Section 125 of the Internal Revenue Code of 1986, as amended, except that prizes, awards, imputed income from excess group life insurance amounts, moving expenses, adjustments for cost of living, housing allowances, compensation arising from the leasing of automobiles by the Company, income tax differentials and other similar differentials are not included in the definition of "compensation". Due to differences in the definition of "compensation" between the applicable regulations of the Securities and Exchange Commission and the Internal Revenue Service, the amounts shown as annual compensation in the Summary Compensation Table are different than the amount of "compensation" used to determine benefits payable pursuant to the Company's retirement plans. The amounts shown as annual compensation in the Summary Compensation Table include bonus amounts paid to the named Executive Officers in 1995 for the Company's performance in its 1994 fiscal year, and excludes amounts paid to the named Executive Officers in 1994 based on the Company's performance during its 1993 fiscal year. The final average compensation amounts as of the end of fiscal year 1994 for Messrs. Near, Thomas, Teter, Casey, Ourant and Rath are $1,045,578, $480,544, $637,053, $382,512, $308,025, and $408,188, respectively.

Benefits vest after a participant has attained five years of service. Messrs. Near, Thomas, Teter, Casey, Ourant and Rath have been credited with 14, 25, 7, 14, 8 and 8 years of service, respectively, under the plans.

The estimated annual pension amounts are computed on a single straight-life annuity payment basis. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

Company contributions or accruals on behalf of each named Executive Officer under the Company's defined contribution plans were included in the "All other compensation" column of the Summary Compensation Table (see page 7).

Notwithstanding anything to the contrary as set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report and the performance graph on page 17 shall not be incorporated by reference into any such filings.

--------------------------------------------------------------------------------
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company's executive compensation policy has been "pay for performance" since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the Company's executive compensation practices, this report provides information beyond the information required by the proxy rules issued in 1992 by the Securities and Exchange Commission.

The Executive Officers named in the Summary Compensation Table (see page 7) have significant years of experience in the food-service industry, including over 53 years of experience in the Wendy's system. Each of those individuals possess talents and abilities which together make up a management team unique in the industry. The Company and its shareholders have benefited and continue to benefit from the skill, dedication and judgment of this team. The Committee believes that the overall compensation levels paid to the named Executive Officers reflect the performance of those individuals.

COMPENSATION PHILOSOPHY

The Company's executive compensation program is based on two objectives:

        Providing market-competitive compensation opportunities, and

        Creating a strong link between the interests of the shareholders, the Company's financial performance, and the total compensation of the Company's Executive Officers.

There are three components to the Company's executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison are the same companies which comprise the "Restaurant Index" shown on the graph on page 17, except that compensation data for Perkins Family Restaurants, L.P. is not used because such data is not publicly available.

Base salaries are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position's duties and responsibilities.

Annual incentive compensation opportunities are targeted at the 50th percentile of competitive data. The Company had three cash bonus plans which applied to Executive Officers for the 1994 fiscal year. Under the Senior Executive Earnings Maximization Plan (the "SEEMP") (which Messrs. Teter, Near and Thomas participated in during fiscal 1994) and the Earnings Maximization Plan (the "EMP") (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company exceeded specified net income goals for the year. The net income goals for the SEEMP were established in 1994 and increase annually. The net income goals for the EMP were established in 1991 and increase annually. The goals for both plans have been specified through the Company's 1998 fiscal year. Under the Management Incentive Plan, 1994 incentive awards were based on the extent to which the Company achieved or exceeded specified earnings per share and return on assets goals for the year. The awards to participants under this plan were based on the payout percentages specified in the following table multiplied by the participant's base salary and the targeted bonus percentage applicable to such employee's grade (which ranged from 10% to 25% of base salary). For 1994 the Company attained between 100% and 109.9% of its earnings per share and return on assets goals.

                  MANAGEMENT INCENTIVE PLAN PAYOUT PERCENTAGES
   % ATTAINMENT
E  ------------
A
R
N  120.0%+              100%        125%          150%             175%    200%
I
N  110.0%-119.9%         75%        100%          125%             150%    175%
G
S
   100.0%-109.9%(1)      50%         75%          100%             125%    150%
P
E
R  85.0%-99.9%           25%         50%           75%             100%    125%

S  80.0%-84.9%            0%         25%           50%              75%    100%
H                       -------------------------------------------------------
A
R                 80.0-84.9%  85.0-99.9%  100.0-109.9%(1)  110.0-119.9%  120.0%+ %ATTAINMENT
E                                                                                -----------
-------                                    RETURN ON ASSETS

(1) Indicates percentage of attainment applicable for fiscal year 1994.

Total annual cash compensation may be well below the 50th percentile when target performance is not achieved. When targets are significantly exceeded, total annual cash compensation may equal or exceed the 75th percentile.

The longer-term incentive compensation program primarily consists of stock options (although one of the cash incentive award programs has a longer-term orientation, since the annual financial performance goals have been specified through fiscal 1998). Award opportunities under the stock option program are also set by periodic comparison to stock option grants made to comparable positions within the food-service industry, and are set at approximately the 75th percentile. The companies used for this comparison are the same companies which comprise the "Restaurant Index" shown on the graph on page 17, except that compensation data for Perkins Family Restaurants, L.P. is not used because such data is not publicly available. Options are exercisable at not less than 100% of the fair market value of the Company's common shares on the date of grant. Award opportunities under the stock option program are based on a fixed number of options for each eligible employee grade. The fixed number of options to be awarded will be adjusted periodically by comparison to comparable positions within the food-service industry. As a result, the Black-Scholes value of options awarded will increase or decrease based on how the Company's stock price has changed since the previous year's option awards (assuming that the other inputs used in the Black-Scholes calculation remain constant). Grantees do not receive a benefit from stock options unless and until the market price of the Company's common shares increases. This program accomplishes the objective of linking each Executive Officer's opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company's common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer's employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. Mr. Thomas is the sole remaining participant in a fourth retirement plan, and he does not continue to accrue benefits under that plan. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the executive health care reimbursement plan, which covers Executive Officers and other Officers.

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation". The Internal Revenue Service has issued proposed regulations which give some guidance to publicly held companies about how to qualify compensatory plans to meet the "performance-based compensation" requirements. However, it is not known whether or when the final regulations will be issued. Since there are a number of significant unanswered questions about how the proposed regulations will affect the Company's annual cash incentive and non-qualified retirement plans and the Company cannot predict what requirements the final rules will contain, the Company adopted a new cash incentive plan and amended its stock option plans, and obtained shareholder approval in 1994 with regard to the new cash incentive plan and the amendments to the stock option plans, in a good faith effort to qualify compensation received under those plans as "performance-based" for purposes of Section 162(m). The Company will continue to review its compensatory plans and to assess the desirability of further revisions as the final regulations are issued, the Internal Revenue Service begins to issue interpretations, and competitive practices begin to emerge.

PAY/PERFORMANCE LINK

The Committee believes that the Company's executive compensation program has resulted in a positive relationship between the compensation paid to Executive Officers and the Company's performance. The net income and earnings per share/return on assets goals for 1994 were met or exceeded. As a result, incentive cash compensation was 54% of the total cash compensation paid to Executive Officers for 1994.

Total cash compensation (salary and bonus) for Mr. Near and for the named Executive Officers as a group increased 13.6% and 13.4%, respectively, over the prior year. For the same years, the Company's net income increased 22.6% to $97,156,000 (or $.91 per share, fully diluted) from $79,267,000 (or $.76 per share, fully diluted). The Company's fully diluted earnings per share have risen 184.4% since 1989, while the average total cash compensation for the named Executive Officers has risen 108.4%. The following table and graphs show the correlation between the Company's performance, measured as earnings per share, and the average total cash compensation for the Chief Executive Officer and the named Executive Officers (excluding Mr. Rath) since 1989.

                                                     1990     1991     1992     1993     1994
                                                     ----     ----     ----     ----     ----
Percentage change from prior year in earnings per
  share (fully diluted)............................  28.1%    26.8%    21.2%    20.6%    19.7%
Percentage change from prior year in average cash
  compensation for named Executive Officers........   6.3%    25.8%    22.8%    12.0%    13.4%
Percentage change from prior year in cash
  compensation for CEO.............................  14.6%    30.1%    31.1%     8.0%    13.6%


EARNINGS PER SHARE
------------------
1989            0.32
1990            0.41
1991            0.52
1992            0.63
1993            0.76
1994            0.91


AVERAGE CASH COMPENSATION FOR NAMED EXECUTIVE OFFICERS
------------------------------------------------------
1989            461,138
1990            490,017
1991            616,292
1992            756,901
1993            847,481
1994            960,787



CASH COMPENSATION OF CEO
------------------------
1989            628,046
1990            720,000
1991            936,800
1992          1,228,462
1993          1,327,059
1994          1,507,883



The following table shows the total cash compensation paid to the Chief
Executive Officer and to the named Executive Officers since 1989 as a percentage of the increase in the Company's market capitalization. Cash compensation paid to the Chief Executive Officer and the average cash compensation paid to the five named Executive Officers (excluding Mr. Rath) was a small percentage of the overall wealth created for shareholders since 1989, expressed as a percentage of market capitalization.

                                            1990      1991       1992       1993       1994
                                            -----     -----     ------     ------     -------
Market capitalization (1)
  (millions)..............................  $ 605     $ 962     $1,248     $1,751     $ 1,463
Percentage change from prior year in
  market capitalization...................   35.3%     59.0%      29.7%      40.3%     (16.4%)
Average cash compensation for five named
  Executive Officers as a percentage of
  market capitalization increase..........    .31%      .17%       .26%       .17%         --(2)
Cash compensation of CEO as a percentage
  of market capitalization increase.......    .46%      .26%       .43%       .26%         --(2)

---------
(1) Calculated as closing price on the last day of the fiscal year multiplied by the number of common shares issued at year end.

(2) Not calculable since market capitalization decreased from 1993 to 1994.

COMPENSATION FOR CHIEF EXECUTIVE OFFICER

The Company's market capitalization decreased in 1994 even though the Company's net income increased by 22.6%. Viewed over the period that Mr. Near was the Chief Executive Officer of the Company, Mr. Near's annual cash compensation has increased by $879,837, while the Company's market capitalization increased by $907 million.

Mr. Near's base salary rate for 1994 was targeted at the 50th percentile of competitive data, consistent with the policy previously discussed. His base salary rate for 1994 was a 6.4% increase over his salary in 1993. In setting Mr. Near's base salary level, the Compensation Committee also considered Mr. Near's vast experience in the quick-service restaurant industry and the Company's performance under his leadership.

An annual cash incentive award is payable to Mr. Near only if the Company achieves or exceeds specified annual net income goals. The amount of the award can increase if the Company exceeds the specified goals. Conversely, no award is payable if the Company does not achieve the specified goals. The payment to Mr. Near for 1994 was based on the Company exceeding its 1994 goals. 56% of Mr. Near's cash compensation for 1994 was incentive pay. Since the incentive award increases as the Company's performance increases, and decreases (or becomes zero) if the specified goals are not met, Mr. Near's cash compensation is significantly affected by the Company's performance.

Long-term incentives in the form of stock options were granted to Mr. Near in 1994. Stock options were granted at 100% of the fair market value of the Company's common shares on August 9, 1994, the date of grant. Options serve to directly align Mr. Near's interests with the interests of other shareholders, since Mr. Near will not realize a benefit unless and until the market price of the Company's common shares increases.

The number of options granted to Mr. Near during 1994 was designed to approximate the 75th percentile of comparable positions within the food-service industry, consistent with the policy previously described. The options granted to Mr. Near should provide a significant long-term incentive which will benefit both Mr. Near and the Company's other shareholders.

The Committee believes that the information set forth in this report strongly supports the conclusion that Mr. Near has been reasonably compensated for the job he has done since he became the Chief Executive Officer. His opportunities to increase his future compensation depend on the Company's future performance. The compensation programs applicable to Mr. Near have accomplished the objective of linking shareholder and financial performance to Mr. Near's total compensation.

                                              Respectfully submitted,

                                              COMPENSATION COMMITTEE

                                              Fielden B. Nutter, Sr., Chairman
                                              W. Clay Hamner (1)
                                              Thekla R. Shackelford
[FN]
---------
(1) Mr. Hamner was a member of the Compensation Committee until November 3, 1994. All of the compensation decisions of the Committee which pertained to the Executive Officers of the Company during the period covered by this Report were made while Mr. Hamner was a member of the Committee. Mrs. Janet Hill became a member of the Committee on November 3, 1994.

--------------------------------------------------------------------------------
COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY'S INTERNATIONAL, INC.,
THE RESTAURANTS INDEX AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company's cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and an index comprised of the "restaurant companies" (excluding the Company) that were listed in the Value Line Investment Survey(C) (the "Restaurants Index").

                    COMPARISON OF FIVE-YEAR TOTAL RETURN (1)
           FOR WENDY'S INTERNATIONAL, INC., THE RESTAURANTS INDEX (2)
                             AND THE S&P 500 INDEX
--------------------------------------------------------------------------------

                                         S&P            RESTAURANTS
                         WEN            INDEX           INDEX
                        ------          ------          ------
1989                   $100.00          100.00          100.00

1990                    141.29           96.83           84.21

1991                    229.33          126.41          111.55

1992                    298.92          136.25          140.16

1993                    418.23          150.00          159.65

1994                    351.24          151.73          157.76

---------
(1) Assumes $100 invested on December 31, 1989, in Wendy's International, Inc. common shares, the Restaurants Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2) The Restaurants Index has been computed by the Company, and is comprised of the following 16 companies: Bob Evans Farms, Inc.; Carl Karcher Enterprises, Inc.; Frisch's Restaurants, Inc.; International Dairy Queen; JB's Restaurants, Inc.; Luby's Cafeterias, Inc.; McDonald's Corporation; Morrison Inc.; National Pizza Co.; Perkins Family Restaurants, L.P.; Piccadilly Cafeterias, Inc.; Ryan's Family Steak Houses, Inc.; Shoney's, Inc.; Sizzler Restaurants, Inc.; TCBY Enterprises, Inc.; and VICORP Restaurants, Inc. It excludes Wendy's International, Inc., the 17th "restaurant company" in the Value Line Investment Survey(C) on the relevant date. This Index has been weighted by market capitalization of each component company. Component companies in the Restaurants Index were the restaurant companies listed in the Value Line Investment Survey(C) Edition 2 dated December 25, 1992. The Value Line Investment Survey(C) is published by Value Line Publishing, Inc.


--------------------------------------------------------------------------------
EXECUTIVE AGREEMENTS

The Company has entered into agreements ("Key Executive Agreements") with Messrs. James W. Near and R. David Thomas. The Company has also entered into agreements ("New Key Executive Agreements") with Messrs. John F. Brownley, John
K. Casey, George Condos, Lawrence A. Laudick, Ronald E. Musick, Edwin L. Ourant, Charles W. Rath, Lawrence E. Schauf, Gordon F. Teter and John W. Wright. The Key Executive Agreements and the New Key Executive Agreements (collectively the "Agreements") are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change of control of the Company.

Messrs. Brownley, Casey, Laudick, Musick, Ourant, Rath, Schauf and Teter had previously entered into Key Executive Agreements with the Company. The New Key Executive Agreements were executed in 1989 with those key executives to replace and clarify certain provisions, to provide protections to both the Company and the covered executives consistent with current executive compensation practices, and to reduce the costs to the Company. Except as otherwise noted, the provisions of the New Key Executive Agreements are substantially the same as the provisions of the Key Executive Agreements.

The Agreements provide that in the event of a change of control (as defined in the respective Agreements), the key executives will be employed by the Company in their present positions for a period of approximately five years (ten years in the case of Mr. Thomas), or until the executive dies, is terminated for good cause by the Company or terminates employment himself without good reason or good cause, or, in the case of the Key Executive Agreements, reaches the normal retirement age, whichever occurs first (the "Employment Term").

In the event of a change of control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus, and other benefits made available to them by the Company immediately prior to the change of control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

The Agreements may be terminated for good cause by the Company as defined in the respective Agreements. If a key executive is terminated for good cause by the Company under either Agreement, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

The Key Executive Agreement may be terminated by the key executive for good cause if the Company assigns him to a position of lesser importance, the Company attempts to terminate his employment other than for good cause or the Company breaches any of its obligations under the Key Executive Agreement. The New Key Executive Agreement may be terminated by the key executive for good reason if the Company (i) changes the key executive's status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive's base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from Dublin, Ohio, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to perform under the Agreement.

If the Key Executive Agreement is terminated by the key executive for good cause, the Company is obligated to continue to pay the compensation and to provide the benefits to the key executive for the remainder of the Employment Term, subject to offset for any compensation earned by the key executive from subsequent employment. If the New Key Executive Agreement is terminated by the key executive for good reason, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of such executive's current salary plus average annual bonuses over the prior three years (or the term of employment, if less than three years). The lump-sum payment will not be subject to offset. If a key executive terminates a New Key Executive Agreement for good reason, such key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his or her Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any awards granted under all long-term incentive plans of the Company (including, without limitation, options granted under the Company's stock option plans) will become immediately vested.

The New Key Executive Agreements with Messrs. Casey and Musick will also require the Company to gross-up the payments made under such Agreements to permit these key executives to receive a net amount (after taxes) equal to what would have been received had no excise tax been imposed. The amounts paid to the other key executives who are parties to the New Key Executive Agreements will be subject to a maximum benefit where such payment results in an excise tax liability to the individual. In such case, the amount otherwise payable to such individual will be reduced if, and to the extent that, such reduction will entitle the executive to a larger net benefit, taking into account the payment of any excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of any legal fees or expenses incurred by such key executives in enforcing their rights under the Agreements.

The Company entered into a Separation and Consulting Agreement with James W. Near in 1988. The Separation and Consulting Agreement recognizes the significant professional and personal contributions Mr. Near has made to the successful operation and recognized good will and reputation of the Company. The Agreement provides for a monthly severance benefit, after termination of employment for any reason other than death, of one-twelfth of the highest annual base salary of Mr. Near for the five years preceding the termination of employment. The monthly severance benefit ends on the earliest of (i) 24 months after termination of employment, (ii) death, or (iii) attainment of age 65. Until the severance period expires, Mr. Near will continue to participate in the other employee benefit plans of the Company.

After the severance period expires (or in the event that Mr. Near does not retire until age 65), Mr. Near will receive an annuity in monthly installments equal to one-half of his average annual base salary for the three years preceding the severance period reduced by the actuarial equivalent of the aggregate amounts payable to Mr. Near under the other retirement plans of the Company. Thereafter, if Mr. Near dies and is survived by his wife, she will be entitled to one-half of the annuity to which Mr. Near would have otherwise been entitled.

If Mr. Near dies while actively employed by the Company or during the severance period and is survived by his wife, she will be entitled to one-half of the annuity to which he would have been entitled had he retired immediately preceding the date of his death.

The Agreement further provides that Mr. Near will make himself available to provide advice and counsel to the Company upon request after termination of employment. The Agreement also provides that the Company may require Mr. Near to return to active employment for up to 12 months under certain conditions. Mr. Near is prohibited from competing against the Company for two years following termination of employment.

If Mr. Near is also entitled to receive benefits at the time of the termination of employment under a Key Executive Agreement, he must elect whether to receive benefits under that Agreement or the Separation and Consulting Agreement.

The Company entered into an Agreement with Gordon F. Teter in March, 1995. Mr. Teter became Chief Executive Officer (in addition to retaining his titles of President and Chief Operator Officer) on January 1, 1995. The Agreement recognizes the significant professional and personal contributions Mr. Teter has made to the successful operation and recognized good will and reputation of the Company. If Mr. Teter ceases to be actively employed by the Company after attaining age 62 and before attaining age 65 (the "Transition Date"), the Agreement provides for the continuation of Mr. Teter's salary at the rate of his highest annual base salary in effect at any time during the five-year period preceding the date of his termination of employment. The salary continuation benefits will end on the earliest of (i) 24 months after termination of active employment, (ii) death, or (iii) attainment of age 65. Until the salary continuation period expires, Mr. Teter will continue to participate in the other employee benefit plans and programs of the Company, except that Mr. Teter will not receive any further stock options or other stock-based awards, Mr. Teter will only be entitled to receive a pro-rated bonus under the annual cash bonus plan in effect for the year in which his active employment terminates, and any benefits Mr. Teter receives from the Company's short-term or long-term disability plans will offset amounts otherwise payable under the Agreement.

If Mr. Teter's active employment is terminated prior to his attainment of age 62 for any reason other than by reason of his voluntary termination of employment, death or termination for "cause" as defined in the Agreement, the Agreement provides for the continuation of Mr. Teter's salary for 24 months at the rate in effect at the time his active employment is terminated. During such period, Mr. Teter will continue to participate in certain of the Company's employee benefit plans in which he was a participant immediately preceding the date his active employment terminated, receive a pro-rated bonus under the Company's annual cash bonus plan then in effect for the fiscal year in which his active employment is terminated, and receive payment for any accrued, unused vacation for the year in which his termination of active employment occurs. Any benefits Mr. Teter receives under the Company's short-term or long-term disability plans will be offset against amounts otherwise payable under this provision. In the event Mr. Teter accepts other employment while he is receiving benefits under this provision of the Agreement, he will receive a lump-sum payment representing the balance of the salary continuation payments otherwise due, and the other benefits described in this paragraph will immediately terminate. Mr. Teter's right to receive the benefits described in this paragraph is conditioned upon his execution of a general release in favor of the Company at the time his active employment is terminated.

The Agreement also provides for a non-qualified supplemental retirement benefit. Under the Company's existing retirement plans, Mr. Teter would be entitled to retirement benefits as set forth in the table on page 9. Those benefits are based on payments beginning at age 65 and Mr. Teter continuing employment with the Company or its subsidiaries until age 65. The Agreement establishes a supplemental account intended to provide full retirement benefits at age 62 rather than age 65 and which recognizes compensation earned until the actual date of termination of employment. Each year until the year in which the Transition Date occurs (or, if Mr. Teter's employment terminates before he attains age 62, the year preceding the year in which his employment terminates), the supplemental account will be credited in an amount determined by actuarial calculation to result in the intended retirement benefits. The supplemental account will be credited with an additional amount equal to .8% of Mr. Teter's compensation for each such year until termination of employment. This additional credit is intended to provide funds which Mr. Teter could use to purchase retiree health insurance upon his termination of employment and the expiration of the salary continuation period. The supplemental account will also be credited with interest at the rate at which interest is credited under the Company's qualified pension plan which applies to Mr. Teter and all of the Company's other eligible employees.

Mr. Teter can elect whether to take the retirement benefit from the supplemental account as a lump-sum distribution or over a period not exceeding the joint and last survivor life expectancies of Mr. Teter and his wife.

If Mr. Teter ceases to be actively employed by the Company after attaining age 62 and before attaining age 65, the Agreement provides that (i) Mr. Teter will make himself available to provide advice and counsel to the Company upon request during the salary continuation period; (ii) the Company may require Mr. Teter to return to active employment for up to 12 months under certain conditions; and
(iii) Mr. Teter is prohibited from competing against the Company during the salary continuation period. If Mr. Teter's employment with the Company is terminated before he attains age 62 he is prohibited from competing against the Company for two years following the date of his termination of employment. The Agreement further provides that Mr. Teter will not be entitled to receive any payments or benefits specified in the Agreement in the event he violates his obligations under the Agreement or if his employment is terminated for cause as defined in the Agreement.

If Mr. Teter's employment is terminated after he attains age 62 under circumstances which entitle him to receive benefits under his Key Executive Agreement, no salary continuation payments (or further salary continuation payments in the event such payments have already commenced) will be paid under the Agreement unless Mr. Teter waives all rights to any payments or benefits under the Key Executive Agreement.

--------------------------------------------------------------------------------
CERTAIN TRANSACTIONS INVOLVING MANAGEMENT

Kenneth Thomas, the son of R. David Thomas, is a 50% shareholder in Consolidated Restaurants of California, Inc., which owns the right to operate eight Wendy's Old Fashioned Hamburgers restaurants in a portion of Orange County, California. Kenneth Thomas serves as a co-Franchise Owner with the corporation and another individual under the applicable Unit Franchise Agreements with the Company. In the opinion of the Company, the terms of these franchises are no less favorable than the Company could have obtained from unrelated third parties.

From time to time a number of the Company's franchisees have experienced financial difficulty which have resulted in deferred payments of royalties to the Company and deferred payments of national advertising obligations to an affiliate of the Company. Consolidated Restaurants of California, Inc., Kenneth Thomas, another corporation and two other individuals have executed notes payable to the Company or its affiliate. The largest aggregate amount of the debt owed to the Company at any time since January 2, 1994 was $55,678. The aggregate amount of the debt owed to the Company on January 1, 1995 was $31,995. These notes represent past due sums payable for royalties, national advertising and late charges and bear interest at the rate of 10% per annum. In the opinion of the Company, the terms of these notes are no less favorable than the Company and its affiliate could have received from unrelated third parties.

Melinda Morse, a daughter of R. David Thomas, is a 49% shareholder in a corporation which owns the right to operate two Wendy's Old Fashioned Hamburgers restaurants in Texas. Mrs. Morse serves as a co-Franchise Owner with the corporation and her husband under the applicable Restaurant Franchise Agreements with the Company. In the opinion of the Company, the terms of these franchises are no less favorable than the Company could have obtained from unrelated third parties.

Molly Postlewaite, a daughter of R. David Thomas, is a 48% shareholder in a corporation which owns the right to operate one Wendy's Old Fashioned Hamburgers in Ohio. The corporation operates the restaurant under a Restaurant Franchise Agreement with the Company. Mrs. Postlewaite and her husband have guaranteed the corporation's obligations under the Restaurant Franchise Agreement. The corporation acquired the restaurant from the Company on June 21, 1993. The Company leased the land, building and equipment for the restaurant to the corporation for 7 1/2% of sales. The Company also received $300,000 cash for the sale of intangibles associated with the restaurant. The corporation exercised an option to purchase the land, building and equipment for the restaurant from the Company for $797,000 on August 22, 1994. In the opinion of the Company, the terms of this transaction were no less favorable than the Company could have obtained from unrelated third parties.

Mark C. Ourant, the son of Edwin L. Ourant, is a 20% shareholder in a corporation which owns the right to operate a Wendy's Old Fashioned Hamburgers restaurant in Ohio. Mark C. Ourant serves as a co-Franchise Owner with the corporation and four other individuals under the applicable Restaurant Franchise Agreement with the Company. The corporation acquired the restaurant from the Company on April 22, 1994. The Company leases the land and building for the restaurant to the corporation for 3% of sales (percentage rent will increase to 7% of sales beginning in 1999). The Company also received $205,000 cash for the sale of equipment and signage associated with the restaurant. The sale price was determined by Walter Fuehrer, the Vice President of Corporate Development, in conjunction with financial management of the Company, based on the valuation method the Company generally uses for franchisee dispositions. In the opinion of the Company, the terms of this transaction were no less favorable than the Company could have obtained from unrelated third parties.

Mark C. Ourant and four other individuals also own the right to operate another Wendy's Old Fashioned Hamburgers restaurant in Ohio. Mark C. Ourant serves as a co-Franchise Owner with the other individuals under the applicable Restaurant Franchise Agreement with the Company. Mark C. Ourant and the other individuals acquired the restaurant from the Company on January 16, 1995. The sale price for this transaction was $300,000 cash (for the sale of equipment, signage and intangibles) and Mark C. Ourant and the other individuals assumed the obligations under the lease pursuant to which the Company had previously operated the restaurant. The sale price was determined by Walter Fuehrer, the Vice President of Corporate Development, in conjunction with financial management of the Company, based on the valuation method the Company generally uses for franchisee dispositions. In the opinion of the Company, the terms of this transaction were no less favorable than the Company could have obtained from unrelated third parties.

Arthur I. Vorys, a Director of the Company until January 13, 1995, is of counsel to the law firm of Vorys, Sater, Seymour and Pease, legal counsel for the Company, which rendered legal services to the Company during the last fiscal year and which continues to do so. Mr. Vorys was a partner of the firm until December 31, 1992.

Frederick R. Reed, who became a Director of the Company on February 23, 1995, is a partner of Vorys, Sater, Seymour and Pease.

--------------------------------------------------------------------------------
SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Directors have selected Coopers & Lybrand L.L.P. as the independent public accountants of the Company for the current fiscal year. Management recommends that the shareholders ratify the selection. This firm has audited the Company's books for each of the last 25 years. Management expects that representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the common shares represented in person or by proxy is necessary to ratify the selection of the Company's independent public accounts. Under Ohio law and the Company's Code of Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or broker non-vote on this proposal is the same as a "no" vote. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratifying the selection of independent public accountants.

--------------------------------------------------------------------------------
OTHER MATTERS

SHAREHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the Annual Meeting in 1996 a shareholder proposal must be received by the Company no later than November 15, 1995. Written requests for inclusion should be addressed to: Corporate Secretary, P. O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

A COPY OF FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P. O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE.

By order of the Board of Directors.

                                            /s/ LAWRENCE E. SCHAUF

                                                LAWRENCE E. SCHAUF
                                                    Secretary

                                   Appendix

                      Map to Wendy's International, Inc.
                        Annual Meeting of Shareholders
                                Columbus, Ohio

A map showing the location of the Wendy's International, Inc. Annual Meeting of Shareholders is included as the back cover page of the Proxy Statement. This map shows the location of the Annual Meeting of Shareholders in relation to the major highways in Columbus, Ohio and Port Columbus International Airport.

                 HOW TO FIND THE FAWCETT CENTER FOR TOMORROW

The Fawcett Center for Tommorow is located at 2400 Olentangy River Road just north of the Ohio State University Stadium. Exit EAST from State Route 315 at Lane Avenue. Drive EAST on Lane to Olentangy River Road. Turn LEFT (north). The parking lot entrance is only a short distance further on your right. No charge for parking.

                             Monday, May 1, 1995
Meeting begins at 10:00 a.m. Doors open at 9:30 a.m.
Fawcett Center for Tomorrow - The Ohio State University -
2400 Olentangy River Road - (614) 292-3238
For further information, call 1-800-443-7266 and ask for extension 3251.

                          WENDY'S INTERNATIONAL, INC.

       PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS OF THE COMPANY FOR
                           ANNUAL MEETING MAY 1, 1995

          The undersigned hereby constitutes and appoints R. David Thomas, James W. Near and John K. Casey, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Wendy's International, Inc. to be held at the Fawcett Center for Tomorrow, The Ohio State University, 2400 Olentangy River Road, Columbus, Ohio 43210, on Monday, May 1, 1995, and at any adjournments thereof, on all matters coming before said meeting.

          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR APPROVAL OF INDEPENDENT
      ACCOUNTANTS.

      COMMENTS: (Change of address)

      --------------------------------------------------------------------

      --------------------------------------------------------------------

      --------------------------------------------------------------------
      (IF YOU HAVE WRITTEN IN THE ABOVE SPACE, PLEASE MARK THE
      CORRESPONDING BOX ON THE REVERSE SIDE OF THE CARD)

                                                              SEE REVERSE
                                                                 SIDE

                       _____
/X/   PLEASE MARK YOUR |                                                     |
      VOTES AS IN THIS |                                                     |______
      EXAMPLE.

NOMINEES: R. David Thomas, John K. Casey, Ernest S. Hayeck and Janet Hill

                     FOR      WITHHELD                             FOR       AGAINST     ABSTAIN
1. Election of       / /        / /           2. Approval of       / /         / /         / /       3. In their discretion, the
   Directors.                                    Independent                                            proxies are authorized to
                                                 Accountants                                            vote on such other business
                                                                                                        as may properly come before
                                                                                                        the meeting


FOR, except vote withheld from the following nominee(s):                                                              Change of /  /
                                                                                                               Address/Comments
_____________________________________________________                                                           on reverse side

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTORS AND FOR                        I plan to /  /  I do not /  /
PROPOSAL 2.                                                                                               attend        plan to
                                                                                                         meeting         attend
                                                                                                                        meeting

    SIGNATURE(S)_________________________________________ DATE_____________
    NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.